Exhibit 21.1

TRAC Intermodal LLC

List of Subsidiaries as of March 15, 2013

	Doing Business As	Jurisdiction of Organization

Interpool, Inc.	Trac Intermodal	Delaware

Interpool Limited		Barbados

Trac Lease de Mexico S. de R.L. de C.V.		Mexico

Trac Lease, Inc.	Trac Chassis Co.*	Delaware

* Doing business name is limited to New York.